Exhibit 10.1

Employment Agreement

This Employment Agreement is made on this 4th day of January 2012, between Coeur d’Alene Mines Corporation (“Company”), and K. Leon Hardy (“Employee”) is made effective on the 31st day of December, 2011.

WITNESSETH:

In consideration of the mutual promises and covenants herein contained to be kept and performed by the parties hereto, the parties agree as follows:

1. Employment. The Company agrees to, and hereby does, employ Employee as Senior Vice President and Chief Operating Officer of Company, and Employee accepts such employment, on the terms and conditions of this Agreement.

2. Term Of Employment. The initial term of Employee’s employment pursuant to this Agreement shall be from December 31, 2011 through December 31, 2012 (the “Term”). Following the expiration of the initial Term, the Term will automatically renew for successive terms of one year each unless either Employee or the Company notify the other in writing of intent not to renew, no less than ninety (90) days prior to the expiration of the initial or subsequent Term. Notwithstanding anything to the contrary contained herein, the Term and Employee’s employment with the Company may be sooner terminated in accordance with the provisions of Section 6 below.

3. Compensation. The Company shall pay to Employee during the duration of the Term as follows:

(a) A base salary of $315,000 annually, payable in equal monthly installments, which may be reviewed and increased annually during any Agreement year, but which may not be decreased, and any higher salary to become the base salary for the purposes of this provision, it being understood, however, that failure to increase the salary shall not be grounds for termination of this Agreement (the “Base Salary”);

(b) Employee shall be entitled to participate in the Company’s Annual Incentive Plan (or any successor thereto), with a target bonus opportunity thereunder during each calendar year of 50% of Employee’s Base Salary (the “Target Annual Bonus”), which, at the date of this Agreement, is the potential sum of $157,500, and a maximum bonus opportunity of 200% of the Target Annual Bonus which, at the date of this Agreement, is $315,000;

(c) Employee shall be entitled to participate in the Company’s Amended and Restated 2003 Long-Term Incentive Plan (or any successor thereto), with a target award opportunity thereunder during each calendar year of 190% of Employee’s Base Salary at the beginning of such calendar year (the “Target LTIP Award”);

(d) Such other compensation and benefits that may be made available by the Company in the discretion of the Board, including, without limitation, retirement plan, profit sharing plan, stock purchase plan and any other kind or type of incentive programs approved by the Board; it being understood that Employee shall be a participant in all compensation and benefit programs, both retirement and welfare benefit plans, which exist for the executive staff of the Company; and

(e) Employee will be eligible for a cash vehicle allowance to be paid by the Company which allowance amount shall be not less than $500 per month, and may be increased from time-to- time in the discretion of the Board.

4. Duties. Employee, during the Term, shall perform the duties usually and customarily associated with the office specified in Section 1 above and as assigned to Employee from time-to-time by the Board. As a part of Employee’s duties it is agreed that Employee will become familiar with and comply with Employee’s duties under the Sarbanes-Oxley laws and under the Company’s corporate governance policies, and Employee will, with the assistance of the Company’s outside counsel and accountants, promptly execute the necessary public filings and certify the contents of such documents on the date of their filing. Employee shall devote Employee’s best efforts and substantially all of Employee’s time during business hours to advance the interests of the Company. During the Term and any applicable Restricted Period (as defined in Section 7), Employee shall not engage in business activity in competition with the Company.

5. Vacation. Employee shall be entitled to four (4) weeks of paid vacation during each contract year of this Agreement in accordance with the Company’s vacation policy as in effect from time to time.

6. Termination Of Employment. The Term and Employee’s employment with the Company may be terminated by either party at any time and for any or no reason; provided, however, that the Company and Employee will be required to give written notice of any termination of Employee’s employment as set forth in this Section 6. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Employee’s rights to compensation and benefits upon termination of employment with the Company and its affiliates.

(a) Notice of Termination. Any termination of Employee’s employment by the Company or by Employee under this Section 6 (other than as a result of Employee’s death) shall be communicated by a written notice to the other party specifying a date of termination (the “Date of Termination”) which, if submitted by Employee, shall be at least thirty (30) days and no more than forty-five days following the date of such notice; provided, however, that in the case of a termination by Employee for Good Reason, Employee may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the Good Reason termination. Notwithstanding anything herein to the contrary, during the period beginning on the date of the notice of termination and ending on the Date of Termination, the Company may, in its sole discretion, place Employee on paid leave of absence during which he shall continue to be deemed to be an employee of the Company for all purposes under this Agreement, but only be involved in Company matters to the extent requested by the Company.

(b) Accrued Rights. Upon a termination of Employee’s employment for any reason, Employee (or Employee’s estate) shall be entitled to receive the sum of (i) Employee’s Base Salary through the Date of Termination not theretofore paid; (ii) any expenses owed to Employee under the Company’s expense reimbursement policy; (iii) any accrued vacation pay owed to Employee; and (iv) any amount arising from Employee’s participation in, or benefits under, any employee benefit plans, programs or arrangements (including, without limitation, the Company’s Amended and Restated 2003 Long-Term Incentive Plan, Annual Incentive Plan, and/or any successors thereto), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (clauses (i)-(iv)_collectively shall be the “Accrued Rights”), which (except for amounts under clause (iv) which shall be paid pursuant to the applicable plan, program or arrangement) shall be paid to Employee promptly, but in all events within thirty days following the Date of Termination.

(c) Termination by the Company without Cause or by Employee for Good Reason Apart From a Change in Control. If Employee’s employment is terminated during the Term by the Company without Cause (and not by reason of the expiration of the Term, Employee’s death, Disability, a termination by Employee without Good Reason, or a termination by the Company for Cause) or by Employee for Good Reason, in either case, more than 90 days prior to or more than two (2) years following a Change in Control, then, in addition to the Accrued Rights, Employee (or, if applicable, Employee’s estate) shall be entitled to the following benefits (subject to Section 6(g)):

(i) Severance pay consisting of an amount equal to the sum of the Base Salary, Target Annual Bonus and Target LTIP Award for the full year in which the Date of Termination occurs; which amount shall be payable to Employee in twelve (12) equal monthly installments commencing on the date that is thirty days following the Date of Termination; and

(ii) Continuation of the health care benefits for Employee and his dependents until the earlier of (1) the date Employee becomes eligible for comparable coverage (at a comparable cost) or (2) the first anniversary of the Date of Termination, which benefits shall be provided at the same coverage level as in effect as of the Date of Termination, and at the same premium cost to Employee that was paid by Employee as of the Date of Termination (subject to the terms and conditions of such benefit plans as in effect from time to time).

For purposes of this Agreement, the term “Cause” means: (A) that Employee has failed to perform Employee’s duties after having received from the Company written documentation that Employee’s duties are not being performed, which written documentation shall specify how performance is deficient, and Employee then fails to resume satisfactory performance promptly after receipt of such documentation and failure of performance is not satisfactorily rectified; (B) a serious and substantial failure to perform Employee’s duties, which failure is so obvious and so harmful to Company that written documentation and an opportunity to rectify conduct need not be afforded by Company to Employee; and (C) conviction of a felony, or engagement in illegal conduct which may not constitute a felony but which is injurious to the Company, in either such case Company need not allow Employee to rectify nonperformance. For purposes of this Agreement, failure to perform duties includes, but is not limited to, misfeasance or nonfeasance of duty which was intended to, or does, injure the Company’s reputation or its business or relationships, including normal working relationships between employees; willful and continued failure of Employee to substantially perform his duties under this Agreement (except by reason of physical or mental disability); dishonesty in the performance of Employee’s duties and material breach by Employee of the covenants contained in Section 4 above.

For purposes of this Agreement, the term “Good Reason” means a termination of employment within sixty (60) days following: (i) a material reduction in Employee’s responsibilities, authorities or duties as compared to those in existence on the effective date of this Agreement which is evidence of the duties contemplated by Section 4; or (ii) material failure of the Company to pay to Employee any amount otherwise vested and due under this Agreement or under any plan or policy of the Company, which failure in either (i) or (ii) is not cured within thirty (30) days from receipt by the Company of written notice from Employee which specifies the details of the failure.

For the avoidance of doubt, following Employee’s termination of employment by the Company without Cause (and not by reason of the expiration of the Term, Employee’s death, Disability, a termination by Employee without Good reason, or a termination by the Company for Cause) or by Employee for Good Reason, in either case, more than 90 days prior to or more than two (2) years following a Change in Control, Employee shall have no further rights to any compensation or any other benefits under this Agreement, except as set forth in this Section 6(c).

(d) Termination by the Company without Cause or by Employee for Good Reason in Connection with a Change in Control. If Employee’s employment is terminated during the Term by the Company without Cause (and not by reason of the expiration of the Term, Employee’s death, Disability, a termination by Employee without Good Reason, or a termination by the Company for Cause) or by Employee for Good Reason, in either case, within the period that begins 90 days prior to and ends two years following a Change in Control, then, in addition to the Accrued Rights, Employee (or, if applicable, Employee’s estate) shall be entitled to the following benefits (subject to Sections 6(g) and 6(h)):

(i) A lump sum severance payment in an amount equal to two (2) times the sum of the Base Salary and Target Annual Bonus Award for the year in which the Date of Termination occurs; which amount shall be payable to Employee within sixty (60) days following the Date of Termination; and

(ii) Continuation of the health care benefits for Employee and his dependents until the earlier of (1) the date Employee becomes eligible for comparable coverage (at a comparable cost) or (2) the second anniversary of the Date of Termination, which benefits shall be provided at the same coverage level as in effect as of the Date of Termination, and at the same premium cost to Employee that was paid by Employee as of the Date of Termination (subject to the terms and conditions of such benefit plans as in effect from time to time).

For purposes of this Agreement, the term “Change in Control” shall mean and be determined to have occurred in the following instances:

(A) any organization, group or person (“Person”) (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended)(the “Exchange Act”) is or becomes the beneficial owner (as defined in

Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the then outstanding securities of the Company; or

(B) during any two-year period, a majority of the members of the Board serving at the date of this Agreement is replaced by directors who are not nominated and approved by the Board; or

(C) a majority of the members of the Board is represented by, appointed by or affiliated with any Person whom the Board has determined is seeking to effect a Change in Control of the Company; or

(D) the Company shall be combined with or acquired by another company and the Board shall have determined, either before such event or thereafter, by resolution, that a Change in Control will or has occurred.

For the avoidance of doubt, following Employee’s termination of employment by the Company without Cause (and not by reason of the expiration of the Term, Employee’s death, Disability, a termination by Employee without Good Reason, or a termination by the Company for Cause) or by Employee for Good Reason, in either case, within the period that begins 90 days prior to and ends two (2) years following a Change in Control, Employee shall have no further rights to any compensation or any other benefits under this Agreement, except as set forth in this Section 6(d).

(e) Other Termination. If Employee’s employment is terminated during the Term by the Company for Cause, upon Employee’s resignation without Good Reason or upon or following the expiration of the Term or any renewal thereof due to notice of non-renewal, without renewal thereof, Employee shall only be entitled to receive the Accrued Rights. Following Employee’s termination of employment by the Company for Cause, upon Employee’s resignation without Good Reason or upon or following the expiration of the Term without renewal thereof, Employee shall have no further rights to any compensation or any other benefits under this Agreement, except as set forth in this Section 6(e).

(f) Disability or Death. The Term and Employee’s employment with the Company will terminate upon Employee’s death or Disability. Upon termination of Employee’s employment hereunder by reason of his death or Disability, Employee or Employee’s estate (as the case may be) shall be entitled to receive the Accrued Rights. For purposes of this Agreement, the term “Disability” means inability or incapacity, due to physical or mental illness, of Employee to perform his duties with the Company for a period of three (3) continuous months. Following the termination of Employee’s employment by reason of Employee’s Disability or death, Employee shall have no further rights to any compensation or any other benefits under this Agreement, except as set forth in this Section 6(f).

(g) Release; Cessation of Severance Payments. Notwithstanding anything herein to the contrary, Employee hereby agrees that (i) Employee shall be entitled to the payments and benefits provided for in Sections 6(c) or 6(d) (other than the Accrued Rights) if and only if (A) Employee executes and delivers to the Company a general release of claims against the Company in a form reasonably satisfactory to the Company (the “General Release”) within twenty-one (21) days following the Date of Termination (which General Release shall be provided to Employee on or about the Date of Termination) and the General Release has become effective and irrevocable in accordance with its terms, and (B) Employee does not breach in any material respect any of the restrictive covenants in Section 7 of this Agreement at any time during the period for which such payments or benefits are to be made; and (ii) the Company’s obligation to make any of the payments or provide any of the benefits provided for in Sections 6(c) or 6(d) (other than the Accrued Rights) will terminate upon the occurrence of any breach in any material respect any of the restrictive covenants in Section 7 of this Agreement by Employee during any such period.

(h) Limitation on Payments. If the severance payments provided for under this Agreement, either alone or together with other payments which Employee would have the right to receive from the Company, would constitute a “parachute payment,” as defined in Section 280G(a) of the Code as in effect at the time of payment, such payment shall be reduced to the largest amount as will result in no portion being subject to the excise tax imposed by Section 4999 of the Code or the disallowance of a deduction by Company pursuant to Section 280G of the Code. The determination of the amount of any reduction under this section, and the plan and payment to which such reductions shall apply, shall, to the extent permitted by Section 409A, be made in good faith by the Company and otherwise shall be made in such a manner so as to maximize the value of payments to Employee and such determination shall be binding on Employee.

7. Employee Covenants.

(a) Confidentiality. Employee agrees to keep information acquired in connection with Employee’s employment confidential, in accordance with the confidentiality agreement which is attached to this Agreement, marked Attachment A, previously executed by Employee.

(b) Resignation of Offices. Promptly following the termination of Employee’s employment with the Company for any reason other than his death, Employee shall promptly deliver to the Company reasonably satisfactory evidence of Employee’s resignation from all positions that Employee may then hold as an employee, officer or director of the Company or any affiliate.

(c) Ongoing Assistance. Following the termination of Employee’s employment with the Company and its affiliates, Employee agrees to make himself reasonably available, subject to Employee’s other personal and professional commitments and obligations, to provide information and other assistance as reasonably requested by the Company (and, at the reasonable expense of the Company), with respect to pending, threatened or potential claims and other matters related to the business of the Company about which Employee has personal knowledge as a result of Employee’s supervision or other involvement within such claims or matters performed in connection with Employee’s employment. In all events, the Company shall reimburse Employee or pay on Employee’s behalf, all direct expenses incurred (including any travel) in connection with Employee’s fulfillment of the obligations set forth in this Section 7(c).

(d) Agreement Not to Compete. Employee will not during the period of Employee’s employment by the Company and, in the event of a termination of Employee’s employment under any of the circumstances covered by Sections 6(c) or (d), for twelve (12) months thereafter (the “Restricted Period”), directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any affiliate (collectively, the “Company Group”) within any state, province or region in any country in which the Company Group conducts business, or has plans (of which Employee was aware) to conduct business, as of the Date of Termination, or undertake any planning for any business competitive with the Company Group. Specifically, but without limiting the foregoing, Employee agrees not to engage in any manner in any activity that is directly or indirectly competitive with the business of the Company Group as conducted as of the Date of Termination or that otherwise provides services that directly or indirectly complete with services provided to clients by the Company Group, and further agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with the business of the Company Group or otherwise provides services that directly or indirectly complete with services provided to clients by the Company Group. For the purposes of this Section 7(d), the business of the Company shall include active exploration and precious metals mining operations. The foregoing, however, shall not prevent Employee’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

(e) Agreement Not to Solicit Business Contacts. Employee agrees that, during the Restricted Period, Employee will not directly or indirectly (i) solicit or encourage any client, customer, bona fide prospective client or customer, supplier, licensee, licensor, landlord or other business relation of the Company and/or any of its affiliates (each a “Business Contact”) to terminate or diminish its relationship with them; or (ii) seek to persuade any such Business Contact to conduct with anyone else the business of the Company that such Business Contact conducts or could conduct with the Company and/or any of its affiliates.

(f) Agreement Not to Solicit or Hire Employees. During the Restricted Period, Employee will not directly or indirectly solicit for employment, employ or induce or attempt to induce any employees, consultants, contractors or representatives of the Company and/or any of its affiliates to stop working for, contracting with or representing the Company and/or its affiliates. Notwithstanding the foregoing, Employee shall not be in breach or violation hereof in the event Employee shall use any form of industry wide or public media to advertise, seek or solicit employment, consulting, contract or representative services without specifically targeting the employees, consultants, contractors or representatives of the Company.

(g) Non-Disparagement. Employee shall not, during the Term or at any time thereafter, make, directly or indirectly, any public or private statements or other communications that are or could be harmful to or reflect negatively on (or that are otherwise disparaging of) the Company or any of its affiliates or their respective businesses, or any of their past, present or future officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards, provided that Employee may give truthful testimony under oath if so required. The Company shall cause the Company and its executive officers and directors to not, during the Term or at any time thereafter, make, directly or indirectly, any public or private statements or other communications that are or could be harmful to or reflect negatively on (or that are otherwise disparaging of) Employee or his decision-making, conduct, professionalism or compliance with standards, provided that the Company’s and any of its subsidiaries’ respective executive officers, directors and other employees may give truthful testimony under oath if so required.

8. Specific Performance. Employee understands that the obligations undertaken by Employee as set forth in this Agreement are unique, and that Company will likely have no adequate remedy at law in the event such obligations are breached. Employee therefore confirms that Company has the right to seek specific performance if Company feels such remedy is essential to protect the rights of Company. Accordingly, in addition to any other remedies which Company might have in law or equity, it shall have the right to have all obligations specifically performed, and to obtain injunctive relief, preliminary or otherwise, to secure performance. Further, Employee acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Section 7. Employee agrees that each of the restraints contained in Section 7 are necessary for the protection of the goodwill, confidential information and other legitimate interests of the Company and its affiliates; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which Employee is bound by such restraints. Employee further acknowledges that, were he to breach any of the covenants contained in Section 7, the damage to the Company and its affiliates would be irreparable. Employee therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to injunctive relief against any breach or threatened breach by Employee of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

9. Arbitration. Except as set forth in Section 8, Employee and Company agree that in the event a dispute arises concerning or relating to the interpretation, application or enforcement of this Agreement, such dispute shall be submitted to binding arbitration in accordance with the employment arbitration rules of American Arbitration Association (“AAA”) by a single impartial arbitrator experienced in employment law selected as follows: if Company and Employee are unable to agree upon an impartial arbitrator within ten days of a request for arbitration, the parties shall request a panel of employment arbitrators from AAA and alternatively strike names until a single arbitrator remains. The arbitration shall take place in Coeur d’Alene, Idaho, and both Employee and Company agree to submit to the jurisdiction of the arbitrator selected in accordance with AAA’s rules and procedures. Employee and Company further agree that arbitration as provided for in this section will be the exclusive remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either Party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law, or an administrative claim with an administrative agency. The Parties further agree that the award of the arbitrator shall be final and binding on both parties. The arbitrator shall have discretion to award monetary and other damages, or no damages, and to fashion such other relief as the arbitrator deems appropriate. Company will be responsible for paying any filing fees and costs of the arbitration proceeding itself (for example, arbitrators’ fees, conference room, transcripts), but each Party shall be responsible for its own attorneys’ fees (except as set forth in Section 10(g) below). COMPANY AND EMPLOYEE ACKNOWLEDGE

AND AGREE THAT BY AGREEING TO ARBITRATE, THEY ARE WAIVING ANY RIGHT TO BRING AN ACTION AGAINST THE OTHER IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND ARE WAIVING THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.

10. Other Items. The parties also agree:

(a) This Agreement shall not be amended or modified in any way unless the amendment or modification is in writing, signed by the parties. There shall be no oral modification of this Agreement.

(b) No provision of this Agreement shall be waived by conduct of the parties or in any other way.

(c) This Agreement and its validity, interpretation, construction and performance shall be governed by the laws of the State of Idaho.

(d) This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter, including, but not limited to, that certain Amended and Restated Employment Agreement, effective as of December 31, 2008, between the Company and Employee, as amended (the “Original Employment Agreement”), which Original Employment Agreement shall be of no further force or effect.

(e) Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Employee at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the General Counsel or to such other address as any party may specify by notice to the other actually received.

(f) Employee acknowledges that he previously received a copy of the Company’s Insider Trading Policy.

(g) In the event of any arbitration or other litigation between the parties that is based upon or arises out of this Agreement, the prevailing party shall be entitled to recover from the losing party its reasonable attorneys’ fees and costs (other than the arbitration costs described in Section 9, which will be borne by the Company whether or not it is the prevailing party).

11. Section 409A Compliance. All payments pursuant to this Agreement shall be subject to the provisions of this Section 11. This Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or shall comply with the requirements of Section 409A; provided, however, that notwithstanding anything to the contrary in this Agreement in no event shall the Company be liable to the Employee for or with respect to any taxes, penalties or interest which may be imposed upon the Employee pursuant to Section 409A. For purposes of this Agreement, the date on which a “separation from service” pursuant to Section 409A (“Separation from Service”) occurs shall be treated as the termination of employment date for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Section 409A or comply with the requirements of Section 409A. For purposes of determining whether a Separation from Service has occurred for purposes of Section 409A, a Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by the Employee to less than fifty percent (50%) of the average level of services performed by the Employee during the immediately preceding 12-month period (or period of service if less than twelve (12) months).

(a) To the extent that any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon a Separation from Service, then, if on the date of the Employee’s Separation from Service, the Employee is a Specified Employee, then to the extent required for Employee not to incur additional taxes pursuant to Section 409A, no such 409A Payment shall be made to the Employee sooner than the earlier of (i) six (6) months after the Employee’s Separation from Service; or (ii) the date of Employee’s death. Should this Section 11 otherwise result in the delay of in-kind benefits, any such benefit shall be made available to the Employee by the Company during such delay period at Employee’s expense. Should this Section 11 result in payments or benefits to Employee at a later time than otherwise would have been made under this Agreement, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this Section 11, as well as reimbursement of the amount Employee paid for benefits pursuant to the preceding sentence, shall be paid in lump-sum on the 409A Payment Date along with accrued interest at the Prime Rate quoted by JP Morgan Chase on the date that payments or benefits, as applicable, to Employee should have been made under this Agreement. For purposes of this Section 11, the term “Specified Employee” shall have the meaning set forth in Section 409A.

(b) For purposes of complying with Section 409A and without extending the payment timing otherwise provided in this Agreement, taxable reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Section 409A, will be made no later than the end of the calendar year following the calendar year in which the expense was incurred. To the extent required to comply with Section 409A, any taxable reimbursements and any in-kind benefits under this Agreement will be subject to the following: (a) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulations §1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (b) such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another form of compensation to the Employee; and (c) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or ten years plus the lifetime of the Employee. Any taxable reimbursements or in-kind benefits shall be treated as not subject to Section 409A to the maximum extent provided by Section 409A.

(c) No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Section 409A. If under this Agreement, a 409A Payment is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(d) If the Company or Employee determines that any provision of this Agreement is or might be inconsistent with the requirements of Section 409A, the parties shall attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to avoid subjecting Employee to the imposition of any additional tax under Section 409A without changing the basic economic terms of this Agreement. Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Employee or any other individual to the Company. This Section 11 is not intended to impose any restrictions on payments or benefits to Employee other than those otherwise set forth in this Agreement or required for Employee not to incur additional tax under Section 409A and shall be interpreted and operated accordingly. The Company to the extent reasonably requested by Employee shall modify this Agreement to effectuate the intention set forth in the preceding sentence.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Coeur d’Alene Mines Corporation

By	/s/ Mitchell J. Krebs
Mitchell J. Krebs, President & CEO

/s/ K. Leon Hardy
Employee